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   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 9, 1999

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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                             COLLEGIATE PACIFIC INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                  22-2795073
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

     13950 SENLAC DRIVE NO. 200
        FARMERS BRANCH, TEXAS                                75235
(Address of principal executive offices)                  (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

         Title of each class                   Name of each exchange on which
         To be so registered                   each class is to be registered
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 COMMON STOCK, PAR VALUE $.01 PER SHARE            CHICAGO STOCK EXCHANGE

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

 SECURITIES ACT REGISTRATION STATEMENT FILE NUMBER TO WHICH THIS FORM RELATES:

                                 NOT APPLICABLE
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        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
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                                (Title of Class)

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         All of the issued outstanding shares of Collegiate Pacific Inc. Common Stock, par value $.01 per share (the "Common Stock") are, and when issued and paid for will be, fully paid and non-assessable. Collegiate Pacific Inc. is authorized to issue 50,000,000 shares of Common Stock.

         A.       Voting Rights.

                  Holders of the Common Stock are entitled to one vote per share on matters to be voted upon by the shareholders. Shareholders do not have cumulative voting rights.

         B.       Dividends.

                  Holders of the Common Stock are entitled to receive dividends from available funds if and when declared by the Board of Directors of the Company and to share dividends equally. The Company does not anticipate paying any dividends for the foreseeable future and anticipates that any earnings of the Company will be retained for expansion purposes. Any future dividends will depend upon such factors as the Company's future earnings, its operating and financial conditions, its capital requirements and general business conditions.

         C.       Other Rights.

                  Holders of the Common Stock are entitled to share ratably in the assets of the Company legally available for distribution to shareholders in the event of liquidation, dilution or winding up of the Company. Holders of the Common Stock have no pre-emptive, subscription, redemption or conversion rights.

ITEM 2.  EXHIBITS.

         The following is a list of all exhibits filed as part of this registration statement:

         Exhibit 1.      Form of the Registrant's Certificate of Incorporation

         Exhibit 2.      Form of the Registrant's Bylaws.

         Exhibit 3. Specimen of stock certificate representing the securities registered hereunder.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 9, 1999

                                          COLLEGIATE PACIFIC INC.



                                          By: /s/ MICHAEL J. BLUMENFELD
                                             -----------------------------------
                                             Michael J. Blumenfeld
                                             Chairman, President and Chief
                                                 Executive Officer


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                               INDEX TO EXHIBITS

       Exhibit
         No.        Description
       -------      -----------
         1          Form of the Registrant's Certificate of Incorporation

         2          Form of the Registrant's Bylaws.

         3          Specimen of stock certificate representing the securities registered hereunder.